BY-LAWS
OF
ASGI Corbin Multi-Strategy Fund, LLC (the “Fund”)

ARTICLE I

Officers and Their Election

SECTION 1.  Officers.  The officers of the Fund shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer, and such other officers or agents as the Board of Managers may from time to time elect.  It shall not be necessary for any officer to be a Member or Manager of the Fund.

SECTION 2.  Election of Officers.  The President, Treasurer, Chief Compliance Officer and Secretary shall be chosen by the Board of Managers (including, with respect to the Chief Compliance Officer, a majority of the Independent Managers) and shall serve indefinitely until he or she resigns or is removed in accordance with SECTION 3 below.  Except for the offices of the President and Secretary, two or more offices may be held by a single person.  The officers shall hold office until their successors are chosen and qualified.

SECTION 3.  Resignations and Removals.  Any officer of the Fund may resign by filing a written resignation with the President or with the Board of Managers or with the Secretary, which shall take effect on being so filed or at such time as may otherwise be specified therein.  The Board of Managers may remove any officer with or without cause (i) by the affirmative vote of a majority of the Managers present at a meeting duly called at which a quorum of the Managers shall be present; or (ii) by written consent of a majority of the Managers then in office without a meeting; provided, however, that with respect to the Chief Compliance Officer, removal requires the affirmative vote of (in the case of (i) above) or the written consent of (in the case of (ii) above) a majority of the Independent Managers.

ARTICLE II

Powers and Duties of Officers

SECTION 1.  President.  In the absence of the Chairman of the Board of Managers, the President shall preside at all meetings of the Members.  Subject to the Board of Managers and to any committees of the Board of Managers, within their respective spheres, as provided by the Board of Managers, he or she shall at all times exercise a general supervision and direction over the affairs of the Fund.  He shall have the power to employ attorneys and counsel for the Fund and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Fund.  He shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Fund.  The President shall have such other powers and duties as, from time to time, may be conferred upon or assigned to him by the Board of Managers.

SECTION 2.  Treasurer.  The Treasurer shall be the principal financial and accounting officer of the Fund.  He or she shall deliver all funds and securities of the Fund that may come into his hands to such bank or trust company as the Board of Managers shall employ.  He shall make annual reports in writing of the business conditions of the Fund, which reports shall be preserved upon its records, and he shall furnish such other reports regarding the business and condition as the Board of Managers may from time to time require.  The Treasurer shall perform such duties additional to the foregoing as the Board of Managers may from time to time designate.

SECTION 3.  Chief Compliance Officer.  The Chief Compliance Officer shall be responsible for administering the Fund’s policies and procedures, adopted in accordance with Rule 38a-1 under the 1940 Act, or otherwise, to prevent violation of federal securities laws in connection with the Fund’s activities, and shall have such powers necessary to perform such duties.  The Chief Compliance Officer shall also have such other powers and perform such other duties as are consistent with the administration of the Fund’s compliance policies and procedures and as shall from time to time be prescribed by the Board of Managers, and subject to the oversight of the Independent Managers.

SECTION 4.  Secretary.  The Secretary shall record in books kept for the purpose all votes and proceedings of the Board of Managers and the Members at their respective meetings.  He shall have custody of the seal, if any, of the Fund and shall perform such duties additional to the foregoing as the Board of Managers may from time to time designate.

SECTION 5.  Other Officers.  Other officers elected by the Board of Managers shall perform such duties as the Board of Managers may from time to time designate.

SECTION 6.  Compensation.  The officers of the Fund may receive such reasonable compensation from the Fund for the performance of their duties as the Board of Managers may from time to time determine, and, in the case of the Chief Compliance Officer, as the Independent Managers may from time to time determine.

ARTICLE III

Amendments

These By-Laws may be amended at any meeting of the Board of Managers (i) by the affirmative vote of a majority of the Managers present at a meeting duly called at which a quorum of the Managers shall be present; or (ii) by the written consent of a majority of the Managers then in office without a meeting.

Capitalized terms not defined herein shall have the meanings assigned to such terms in the Fund’s Limited Liability Company Agreement.

Dated:  November 19, 2010